Exhibit 23.1

BERMAN & COMPANY, P.A. Certified Public Accountants and Consultants

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of NXT Nutritionals Holdings, Inc. of our report dated July 13, 2009 on the consolidated financial statements of NXT Nutritionals Holdings, Inc. and Subsidiaries for the years ended December 31, 2008 and 2007, included in Form 10-KT of NXT Nutritionals Holdings, Inc. filed on July 13, 2009.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
December 1, 2009

551 NW 77th Street Suite 107 ● Boca Raton, FL 33487
Phone: (561) 864-4444 ● Fax: (561) 892-3715
www.bermancpas.com ● info@bermancpas.com
Registered with the PCAOB ● Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants